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                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                               File No. 333-8921

                      ADVANCED FIBRE COMMUNICATIONS, INC.
               SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 30, 1996

    On October 15, 1996, Advanced Fibre Communications, Inc. announced financial results for the third quarter ended September 28, 1996. For the third quarter, revenues were $35,012,000, gross profit was $15,275,000, operating income was $5,526,000, net income was $3,204,000, and earnings per share were $.10. For the nine months ended September 28, 1996, revenues were $88,784,000, gross profit was $37,989,000, operating loss was $4,502,000, net income was $1,663,000, and earnings per share were $.06. Excluding a charge related to the settlement of litigation in the second quarter of 1996, net income for the nine month period would have been $6,710,000, and $.23 per share.

October 15, 1996